Filed Pursuant to Rule 424(b)(5)

Registration No. 333-107846

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 11, 2003

9,200,000 Shares

Skyworks Solutions, Inc.

Common Stock

          We are selling 9,200,000 shares of our common stock. Our common stock is listed on the Nasdaq National Market under the symbol “SWKS.” The last reported sale price of our common stock on September 8, 2003 was $12.12 per share.

      The underwriter has an option to purchase a maximum of 1,380,000 additional shares to cover over-allotments of shares.

      Investing in our common stock involves risks. See “Risk Factors” on page S-3.

		Underwriting
		Discounts and
	Price to Public	Commissions	Proceeds to Skyworks

Per Share	$11.50	$0.36	$11.14
Total	$105,800,000	$3,312,000	$102,488,000

      Delivery of the shares of common stock will be made on or about September 12, 2003.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

The date of this prospectus supplement is September 9, 2003.

ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ABOUT THIS PROSPECTUS
ABOUT SKYWORKS SOLUTIONS
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the securities we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the securities we are offering. You should read this prospectus supplement along with the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

      Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Skyworks,” “the Company,” “we,” “us” and “our” refer to Skyworks Solutions, Inc. and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

      The following summary contains basic information about the offering. It may not contain all of the information that is important to you. This prospectus supplement includes or incorporates by reference information about this offering, our business and our financial and operating data. You should carefully read the entire prospectus supplement, including the risk factors, the accompanying prospectus, and the documents incorporated by reference. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriter’s over-allotment option is not exercised.

Our Company

      We are a leading wireless semiconductor company focused on providing front-end modules, radio frequency (RF) subsystems, semiconductor components and complete system solutions to wireless handset and infrastructure customers worldwide. We offer a comprehensive family of components and RF subsystems, and also provide complete antenna-to-microphone semiconductor solutions that support advanced 2.5G and 3G services.

      We were formed through the merger of the wireless communications business of Conexant Systems, Inc. with and into Alpha Industries, Inc. on June 25, 2002. Following the merger, Alpha Industries, Inc. changed its corporate name to Skyworks Solutions, Inc. Our principal executive offices are located at 20 Sylvan Road, Woburn, Massachusetts 01801 and our telephone number is (781) 376-3000. We are headquartered in Woburn, Massachusetts, and have executive offices in Irvine, California. We have design, engineering, manufacturing, marketing, sales and service facilities throughout North America, Europe and the Asia/ Pacific region.

The Offering

Common stock we are selling	9,200,000 shares

Common Stock to be outstanding after the offering	148,596,161 shares(1)

Nasdaq National Market symbol	SWKS

Use of Proceeds	See “Use of Proceeds” on page S-18 of this prospectus supplement.

Risk Factors	See “Risk Factors” on page S-3 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	Does not include (i) 33.4 million shares issuable upon the exercise of stock options, (ii) 33.1 million shares issuable upon the conversion of our debt securities and (iii) 1.0 million shares issuable upon the exercise of a warrant, in each case as of June 30, 2003.

RISK FACTORS

We operate in the highly cyclical wireless communications semiconductor industry, which is subject to significant downturns.

      The wireless communications semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving technical standards, short product life cycles and wide fluctuations in product supply and demand. From time to time these and other factors, together with changes in general economic conditions, cause significant upturns and downturns in the industry. Periods of industry downturns, as we experienced through most of calendar year 2001, have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. These factors, and in particular the level of demand for digital cellular handsets, may cause substantial fluctuations in our revenues and results of operations. We have experienced these cyclical fluctuations in our business and may experience cyclical fluctuations in the future. During the late 1990’s and extending into 2000, the wireless communications semiconductor industry enjoyed unprecedented growth, benefiting from the rapid expansion of wireless communication services worldwide and increased demand for digital cellular handsets. During calendar year 2001, we were adversely impacted by a global economic slowdown and an abrupt decline in demand for many of the end-user products that incorporate our respective wireless communications semiconductor products and system solutions, particularly digital cellular handsets. The impact of weakened end-customer demand was compounded by higher than normal levels of inventories among our original equipment manufacturer, or OEM, subcontractor and distributor customers. We expect that reduced end-customer demand, underutilization of our manufacturing capacity, changes in revenue mix and other factors will continue to adversely affect our operating results in the near term.

      Because of the cyclical nature of the wireless communications semiconductor industry, we cannot assure you of the timing, duration or magnitude of any recovery in our industry or that a recovery will occur. We cannot assure you that the wireless communications semiconductor industry will not experience renewed, and possibly more severe and prolonged, downturns in the future, or that our operating results or financial condition will not be adversely affected by them.

We have recently incurred substantial operating losses and anticipate future losses.

      Our operating results have been adversely affected by a global economic slowdown and an abrupt decline in demand for many of the end-user products that incorporate wireless communications semiconductor products and system solutions. As a result, we incurred substantial operating losses during fiscal 2002 and anticipate future operating losses. We expect that reduced end-customer demand, underutilization of our manufacturing capacity, changes in our revenue mix and other factors will continue to adversely affect our operating results in the near term. In order to become profitable, we must achieve substantial revenue growth and we will face an environment of uncertain demand in the markets for our products. We cannot assure you as to whether or when we will become profitable or whether we will be able to sustain such profitability, if achieved.

We are subject to intense competition.

      The wireless communications semiconductor industry in general and the markets in which we compete in particular are intensely competitive. We compete with U.S. and international semiconductor manufacturers that are both larger and smaller than us in terms of resources and market share. We currently face significant competition in our markets and expect that intense price and product competition will continue. This competition has resulted and is expected to continue to result in declining average selling prices for our products. We also anticipate that additional competitors will enter our markets as a result of growth opportunities in communications electronics, the trend toward global expansion by foreign and domestic competitors and technological and public policy changes. We believe that the principal competitive factors for semiconductor suppliers in our markets include, among others:

•	time-to-market;

•	new product innovation;

•	product quality, reliability and performance;

•	price;

•	compliance with industry standards;

•	strategic relationships with customers; and

•	protection of intellectual property.

      We cannot assure you that we will be able to successfully address these factors. Many of our competitors have advantages over us, including:

•	longer presence in key markets;

•	greater name recognition;

•	in customer satisfaction;

•	ownership or control of key technology or intellectual property; and

•	greater financial, sales and marketing, manufacturing, distribution, technical or other resources.

      As a result, certain competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of their products than we can.

      Current and potential competitors have established or may establish financial or strategic relationships among themselves or with our customers, resellers or other third parties. These relationships may affect customers’ purchasing decisions. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. We cannot assure you that we will be able to compete successfully against current and potential competitors.

Our success depends upon our ability to develop new products and reduce costs in a timely manner.

      The markets into which we sell demand cutting-edge technologies and new and innovative products. Our operating results depend largely on our ability to continue to introduce new and enhanced products on a timely basis. Successful product development and introduction depends on numerous factors, including:

•	the ability to anticipate customer and market requirements and changes in technology and industry standards;

•	the ability to define new products that meet customer and market requirements;

•	the ability to complete development of new products and bring products to market on a timely basis;

•	the ability to differentiate our products from offerings of our competitors;

•	overall market acceptance of our products; and

•	the ability to obtain adequate intellectual property protection for our new products.

      We cannot assure you that we will have sufficient resources to make the substantial investment in research and development in order to develop and bring to market new and enhanced products in a timely manner. We will be required continually to evaluate expenditures for planned product development and to choose among alternative technologies based on our expectations of future market growth. We cannot assure you that we will be able to develop and introduce new or enhanced wireless communications semiconductor products in a timely and cost-effective manner, that our products will satisfy customer requirements or achieve market acceptance or that we will be able to anticipate new industry standards and technological changes. We also cannot assure you that we will be able to respond successfully to new product announcements and introductions by competitors.

      In addition, prices of established products may decline, sometimes significantly, over time. We believe that to remain competitive we must continue to reduce the cost of producing and delivering existing products at the same time that we develop and introduce new or enhanced products. We cannot assure you that we will be able to continue to reduce the cost of our products to remain competitive.

We may not be able to keep abreast of the rapid technological changes in our markets.

      The demand for our products can change quickly and in ways we may not anticipate. Our markets generally exhibit the following characteristics:

•	rapid technological developments;

•	rapid changes in customer requirements;

•	frequent new product introductions and enhancements;

•	short product life cycles with declining prices over the life cycle of the product; and

•	evolving industry standards.

      Our products could become obsolete or less competitive sooner than anticipated because of a faster than anticipated change in one or more of the technologies related to our products or in market demand for products based on a particular technology, particularly due to the introduction of new technology that represents a substantial advance over current technology. Currently accepted industry standards are also subject to change, which may contribute to the obsolescence of our products.

We may not be able to attract and retain qualified personnel necessary for the design, development, manufacture and sale of our products. Our success could be negatively affected if key personnel leave.

      Our success depends on our ability to continue to attract, retain and motivate qualified personnel, including executive officers and other key management and technical personnel. As the source of our technological and product innovations, our key technical personnel represent a significant asset. The competition for management and technical personnel is intense in the semiconductor industry. We cannot assure you that we will be able to attract and retain qualified management and other personnel necessary for the design, development, manufacture and sale of our products. We may have particular difficulty attracting and retaining key personnel during periods of poor operating performance, given, among other things, the use of equity-based compensation by us and our competitors. The loss of the services of one or more of our key employees or our inability to attract, retain and motivate qualified personnel, could have a material adverse effect on our ability to operate our business.

If OEMs of communications electronics products do not design our products into their equipment, we will have difficulty selling those products. Moreover, a “design win” from a customer does not guarantee future sales to that customer.

      Our products will not be sold directly to the end-user but will be components of other products. As a result, we will rely on OEMs of wireless communications electronics products to select our products from among alternative offerings to be designed into their equipment. Without these “design wins” from OEMs, we would have difficulty selling our products. Once an OEM designs another supplier’s product into one of its product platforms, it is more difficult for us to achieve future design wins with that OEM product platform because changing suppliers involves significant cost, time, effort and risk on the part of that OEM. Also, achieving a design win with a customer does not ensure that we will receive significant revenues from that customer. Even after a design win, the customer is not obligated to purchase our products and can choose at any time to reduce or cease use of our products, for example, if its own products are not commercially successful, or for any other reason. We may be unable to achieve design wins or to convert design wins into actual sales.

Because of the lengthy sales cycles of many of our products, we may incur significant expenses before we generate any revenues related to those products.

      Our customers may need three to six months to test and evaluate our products and an additional three to six months to begin volume production of equipment that incorporates our products. The lengthy period of time required increases the possibility that a customer may decide to cancel or change product plans, which could reduce or eliminate our sales to that customer. As a result of this lengthy sales cycle, we may incur significant research and development expenses, and selling, general and administrative expenses, before we generate the related revenues for these products, and we may never generate the anticipated revenues if our customer cancels or changes its product plans.

Uncertainties involving the ordering and shipment of our products could adversely affect our business.

      Our sales will typically be made pursuant to individual purchase orders and not under long-term supply arrangements with our customers. Our customers may cancel orders prior to shipment. Additionally, we will sell a portion of our products through distributors, some of whom will have rights to return unsold products. We may purchase and manufacture inventory based on estimates of customer demand for our products, which demand is difficult to predict. This difficulty may be compounded when we sell to OEMs indirectly through distributors or contract manufacturers, or both, as our forecasts of demand will then be based on estimates provided by multiple parties. In addition, our customers may change their inventory practices on short notice for any reason. The cancellation or deferral of product orders, the return of previously sold products, or overproduction due to the failure of anticipated orders to materialize, could result in us holding excess or obsolete inventory, which could result in inventory write-downs and, in turn, could have a material adverse effect on our financial condition.

Our reliance on a small number of customers for a large portion of our sales could have a material adverse effect on the results of our operations.

      A significant portion of our sales are concentrated among a limited number of customers. If we lost one or more of these major customers, or if one or more major customers significantly decreased its orders of our products, our business would be materially and adversely affected. Sales to Samsung Electronics Co. and to Motorola, Inc. represented approximately 13% and 12%, respectively, of net revenues for the first three quarters of fiscal 2003. Our future operating results will depend on the success of these customers and other customers and our success in selling products to them.

Our leverage and our debt service obligations may adversely affect our cash flow.

      On June 27, 2003, after giving effect to borrowings under our receivables financing credit facility and unused availability under that facility, we would have had total indebtedness of approximately $325 million, which would have represented approximately 23% of our total capitalization.

      For so long as our 4.75 percent convertible subordinated notes remain outstanding, we will have debt service obligations on such notes of approximately $10,925,000 per year in interest payments. In addition, we will have debt service obligations on our 15 percent convertible senior subordinated notes due June 30, 2005, originally issued to Conexant, of approximately $6,750,000 per year. If we issue other debt securities in the future, our debt service obligations will increase. If we are unable to generate sufficient cash to meet these obligations and must instead use our existing cash or investments, we may have to reduce or curtail other activities of our business.

      We intend to fulfill our debt service obligations from cash generated by our operations, if any, and from our existing cash and investments. If necessary, among other alternatives, we may add lease lines of credit to finance capital expenditures and we may obtain other long-term debt, lines of credit and other financing.

      Our indebtedness could have significant negative consequences, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of any cash flow from operations to service our indebtedness, thereby reducing the amount of cash flow available for other purposes, including capital expenditures;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

      Despite our current debt levels, we are able to incur substantially more debt, which would increase the risks described above.

We face a risk that capital needed for our business will not be available when we need it.

      We will need to obtain sources of financing in the future. After giving effect to the net proceeds of this offering, our private placement of 4.75 percent convertible subordinated notes due 2007, our debt refinancing with Conexant and our Facility Agreement, and our receivables financing credit facility with Wachovia Bank, National Association, we believe that our existing sources of liquidity, together with cash expected to be generated from operations, will be sufficient to fund our research and development, capital expenditure, working capital and other financing requirements for at least the next twelve months.

      However, we cannot assure you that the capital required to fund these expenses will be available in the future. Conditions existing in the U.S. capital markets when the Company seeks financing will affect our ability to raise capital, as well as the terms of any financing. The Company may not be able to raise enough capital to meet our capital needs on a timely basis or at all. Failure to obtain capital when required would have a material adverse effect on the Company.

      In addition, any strategic investments and acquisitions that we may make to help us grow our business may require additional capital resources. We cannot assure you that the capital required to fund these investments and acquisitions will be available in the future.

Our manufacturing processes are extremely complex and specialized.

      Our manufacturing operations are complex and subject to disruption, including for causes beyond our control. The fabrication of integrated circuits is an extremely complex and precise process consisting of hundreds of separate steps. It requires production in a highly controlled, clean environment. Minor impurities, errors in any step of the fabrication process, defects in the masks used to print circuits on a wafer or a number of other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer not to function.

      Our operating results are highly dependent upon our ability to produce integrated circuits at acceptable manufacturing yields. Our operations may be affected by lengthy or recurring disruptions of operations at any of our production facilities or those of our subcontractors. These disruptions may include electrical power outages, fire, earthquake, flooding or other natural disasters. Disruptions of our manufacturing operations could cause significant delays in shipments until we are able to shift the products from an affected facility or subcontractor to another facility or subcontractor.

      In the event of these types of delays, we cannot assure you that the required alternative capacity, particularly wafer production capacity, would be available on a timely basis or at all. Even if alternative wafer production capacity is available, we may not be able to obtain it on favorable terms, which could result in higher costs and/or a loss of customers. We may be unable to obtain sufficient manufacturing capacity to meet demand, either at our own facilities or through external manufacturing or similar arrangements with others.

      Due to the highly specialized nature of the gallium arsenide integrated circuit manufacturing process, in the event of a disruption at the Newbury Park, California or Woburn, Massachusetts semiconductor wafer fabrication facilities, alternative gallium arsenide production capacity would not be immediately available from third-party sources. These disruptions could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to achieve manufacturing yields that contribute positively to our gross margin and profitability.

      Minor deviations or perturbations in the manufacturing process can cause substantial manufacturing yield loss, and in some cases, cause production to be suspended. Manufacturing yields for new products initially tend to be lower as we complete product development and commence volume manufacturing, and typically increase as we bring the product to full production. Our forward product pricing includes this assumption of improving manufacturing yields and, as a result, material variances between projected and actual manufacturing yields will have a direct effect on our gross margin and profitability. The difficulty of forecasting manufacturing yields accurately and maintaining cost competitiveness through improving manufacturing yields will continue to be magnified by the increasing process complexity of manufacturing semiconductor products. Our manufacturing operations will also face pressures arising from the compression of product life cycles, which will require us to manufacture new products faster and for shorter periods while maintaining acceptable manufacturing yields and quality without, in many cases, reaching the longer-term, high-volume manufacturing conducive to higher manufacturing yields and declining costs.

We are dependent upon third parties for the manufacture, assembly and test of our products.

      We rely upon independent wafer fabrication facilities, called foundries, to provide silicon-based products and to supplement our gallium arsenide wafer manufacturing capacity. There are significant risks associated with reliance on third-party foundries, including:

•	the lack of ensured wafer supply, potential wafer shortages and higher wafer prices;

•	limited control over delivery schedules, manufacturing yields, production costs and product quality; and

•	the inaccessibility of, or delays in obtaining access to, key process technologies.

      Although we have long-term supply arrangements to obtain additional external manufacturing capacity, the third-party foundries we use may allocate their limited capacity to the production requirements of other customers. If we choose to use a new foundry, it will typically take an extended period of time to complete the qualification process before we can begin shipping products from the new foundry. The foundries may experience financial difficulties, be unable to deliver products to us in a timely manner or suffer damage or destruction to their facilities, particularly since some of them are located in earthquake zones. If any disruption of manufacturing capacity occurs, we may not have alternative manufacturing sources immediately available. We may therefore experience difficulties or delays in securing an adequate supply of our products, which could impair our ability to meet our customers’ needs and have a material adverse effect on our operating results.

      We also utilize subcontractors to package, assemble and test our products. Because we rely on others to package, assemble or test our products, we are subject to many of the same risks as are described above with respect to foundries.

We are dependent upon third parties for the supply of raw materials and components.

      Our manufacturing operations depend on obtaining adequate supplies of raw materials and the components used in our manufacturing processes. We believe we have adequate sources for the supply of raw materials and components for our manufacturing needs with suppliers located around the world. However, we are currently dependent on two suppliers for epitaxial wafers used in the gallium arsenide semiconductor manufacturing processes at our manufacturing facilities. Nevertheless, while we historically have not experienced any significant difficulties in obtaining an adequate supply of raw materials, including epitaxial wafers, and components necessary for our manufacturing operations, we cannot assure you that we will not lose a significant supplier or that a supplier will be able to meet performance and quality specifications or delivery schedules. If we lost a supplier or a supplier were unable to meet performance or quality specifications or delivery schedules, our ability to satisfy customer obligations could be adversely affected. In addition, we review our relationships with suppliers of raw materials and components for our manufacturing needs on an ongoing basis. In connection with our ongoing review, we may modify or end our relationship with one or more suppliers. We may also enter into a sole supplier arrangement to meet certain of our raw material or component needs. If we were to enter into a sole supplier arrangement for any of our raw materials or components, the risks associated with our supply arrangements would be exacerbated.

      Under supply agreements entered into with Conexant and Jazz Semiconductor, Inc. we receive wafer fabrication, wafer probe and certain other services from Jazz Semiconductor. Pursuant to these supply agreements, we are initially committed to obtaining certain minimum wafer volumes from Jazz Semiconductor. Our expected minimum purchase obligations under these supply agreements are anticipated to be approximately $13 million for the remaining three months of fiscal 2003, and $39 million and $13 million, respectively, in fiscal 2004 and 2005.

We are subject to the risks of doing business internationally.

      Historically, a substantial majority of the Company’s net revenues from customers other than Conexant were derived from customers located outside the United States, primarily countries located in the Asia-Pacific region and Europe. In addition, we have suppliers located outside the United States, and third-party packaging, assembly and test facilities and foundries located in the Asia-Pacific region. Our international sales and operations are subject to a number of risks inherent in selling and operating abroad. These include, but are not limited to, risks regarding:

•	currency exchange rate fluctuations;

•	local economic and political conditions;

•	disruptions of capital and trading markets;

•	restrictive governmental actions (such as restrictions on transfer of funds and trade protection measures, including export duties, quotas, customs duties and tariffs);

•	changes in legal or regulatory requirements;

•	limitations on the repatriation of funds;

•	difficulty in obtaining distribution and support;

•	the laws and policies of the United States and other countries affecting trade, foreign investment and loans, and import or export

•	licensing requirements;

•	tax laws;

•	the possibility of being exposed to legal proceedings in a foreign jurisdiction; and

•	limitations on our ability under local laws to protect our intellectual property.

      Because our international sales are denominated in U.S. dollars, our products could become less competitive in international markets if the value of the U.S. dollar increases relative to foreign currencies. Moreover, we may be competitively disadvantaged relative to our competitors located outside the United States who may benefit from a devaluation of their local currency. We cannot assure you that the factors described above will not have a material adverse effect on our ability to increase or maintain our international sales.

Our operating results may be negatively affected by substantial quarterly and annual fluctuations and market downturns.

      Our revenues, earnings and other operating results have fluctuated in the past and our revenues, earnings and other operating results may fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others:

•	changes in end-user demand for the products (principally digital cellular handsets) manufactured and sold by our customers;

•	the effects of competitive pricing pressures, including decreases in average selling prices of our products;

•	production capacity levels and fluctuations in manufacturing yields;

•	availability and cost of products from our suppliers;

•	the gain or loss of significant customers;

•	our ability to develop, introduce and market new products and technologies on a timely basis;

•	new product and technology introductions by competitors;

•	changes in the mix of products produced and sold;

•	market acceptance of our products and our customers;

•	intellectual property disputes;

•	seasonal customer demand;

•	the timing of receipt, reduction or cancellation of significant orders by customers; and

•	the timing and extent of product development costs.

      The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect our quarterly or annual operating results. If our operating results fail to meet the expectations of analysts or investors, it could materially and adversely affect the price of our common stock.

Our gallium arsenide semiconductors may not continue to be competitive with silicon alternatives.

      We manufacture and sell gallium arsenide semiconductor devices and components, principally power amplifiers and switches. The production of gallium arsenide integrated circuits is more costly than the production of silicon circuits. As a result, we must offer gallium arsenide products that provide superior performance to that of silicon for specific applications to be competitive with their respective silicon products. If we do not continue to offer products that provide sufficiently superior performance to justify the cost differential, our operating results may be materially and adversely affected. It is expected that the costs of producing gallium arsenide integrated circuits will continue to exceed the costs associated with the production of silicon circuits. The costs differ because of higher costs of raw materials for gallium arsenide and higher unit costs associated with smaller sized wafers and lower production volumes. Silicon semiconductor technologies are widely-used process technologies for certain integrated circuits and these technologies continue to improve in performance. We cannot assure you that we will continue to identify products and markets that require performance superior to that offered by silicon solutions.

We may be subject to claims of infringement of third-party intellectual property rights, or demands that we license third-party technology, which could result in significant expense and prevent us from using our technology.

      The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, third parties have asserted and may in the future assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business and have demanded and may in the future demand that we license their technology. At the present time, we are in discussions with a third party who claims we are infringing certain of its intellectual property rights. The third party has filed a complaint in this matter but, through joint stipulations between the parties, has not yet served Skyworks with the complaint. Although we believe that these claims are without merit, we are in discussions with this party to avoid litigation. The third party has indicated its willingness to resolve these claims without litigation. If this third party were to proceed with litigation, we are prepared to vigorously defend against these claims. Moreover, we believe that the patent infringement claims if successfully asserted would impact only a limited portion of our RF IC product line, which presently accounts for less than 5% of our annualized revenues.

      Any litigation to determine the validity of claims that our products infringe or may infringe intellectual property rights of another, including claims arising from our contractual indemnification of our customers, regardless of their merit or resolution, could be costly and divert the efforts and attention of our management and technical personnel. Regardless of the merits of any specific claim, we cannot assure you that we would prevail in litigation because of the complex technical issues and inherent uncertainties in intellectual property litigation. If litigation were to result in an adverse ruling, we could be required to:

•	pay substantial damages;

•	cease the manufacture, import, use, sale or offer for sale of infringing products or processes;

•	discontinue the use of infringing technology;

•	expend significant resources to develop non-infringing technology; and

•	license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms.

      We cannot assure you that our operating results or financial condition will not be adversely affected if we were required to do any one or more of the foregoing items.

Many of our products incorporate technology licensed or acquired from third parties.

      We sell products in markets that are characterized by rapid technological changes, evolving industry standards, frequent new product introductions, short product life cycles and increasing levels of integration. Our ability to keep pace with this market depends on our ability to obtain technology from third parties on commercially reasonable terms to allow our products to remain in a competitive posture. If licenses to such technology are not available on commercially reasonable terms and conditions, and we cannot otherwise integrate such technology, our products or our customers’ products could become unmarketable or obsolete, and we could lose market share. In such instances, we could also incur substantial unanticipated costs or scheduling delays to develop substitute technology to deliver competitive products.

If we are not successful in protecting our intellectual property rights, it may harm our ability to compete.

      We rely on patent, copyright, trademark, trade secret and other intellectual property laws, as well as nondisclosure and confidentiality agreements and other methods, to protect our proprietary technologies, devices, algorithms and processes. In addition, we often incorporate the intellectual property of our customers, suppliers or other third parties into our designs, and we have obligations with respect to the non-use and non-disclosure of such third-party intellectual property. In the future, it may be necessary to engage in litigation or like activities to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. This could require us to expend significant resources and to divert the efforts and attention of our management and technical personnel from our business operations. We cannot assure you that:

•	the steps we take to prevent misappropriation, infringement, dilution or other violation of our intellectual property or the intellectual property of our customers, suppliers or other third parties will be successful;

•	any existing or future patents, copyrights, trademarks, trade secrets or other intellectual property rights will not be challenged, invalidated or circumvented; or

•	any of the measures described above would provide meaningful protection.

      Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around our patents. If any of our patents fails to protect our technology, it would make it easier for our competitors to offer similar products, potentially resulting in loss of market share and price erosion. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited for certain technologies and in certain foreign countries.

Our success depends, in part, on our ability to effect suitable investments, alliances and acquisitions, and we may have difficulty integrating companies we acquire.

      Although we intend to invest significant resources in internal research and development activities, the complexity and rapidity of technological changes and the significant expense of internal research and development make it impractical for us to pursue development of all technological solutions on our own. On an ongoing basis, we intend to review investment, alliance and acquisition prospects that would complement our product offerings, augment our market coverage or enhance our technological capabilities. However, we cannot assure you that we will be able to identify and consummate suitable investment, alliance or acquisition transactions in the future. Moreover, if we consummate such transactions, they could result in:

•	issuances of equity securities dilutive to our stockholders;

•	large one-time write-offs;

•	the incurrence of substantial debt and assumption of unknown liabilities;

•	the potential loss of key employees from the acquired company;

•	amortization expenses related to intangible assets; and

•	the diversion of management’s attention from other business concerns.

      Additionally, in periods following an acquisition, we will be required to evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they will be written down to estimated fair value, with a charge against earnings. For instance, we expect to record a significant transitional impairment charge in the fourth quarter of fiscal 2003 as a result of the goodwill and unamortized intangible assets obtained in connection with our merger with the wireless business of Conexant.

      Integrating acquired organizations and their products and services may be difficult, expensive, time-consuming and a strain on our resources and our relationship with employees and customers and ultimately may not be successful.

We expect that our adoption of SFAS No. 142 “Goodwill and Other Intangible Assets” will negatively impact our earnings for fiscal 2003.

      We have adopted SFAS No. 142 “Goodwill and Other Intangible Assets.” This policy requires us to evaluate the goodwill and intangible assets that we report on our balance sheet for potential impairment using a fair value method. The goodwill impairment test is a two-step process. We have completed step one and have determined that our goodwill and unamortized intangible assets are impaired. Accordingly, we expect to record a transitional impairment charge on a significant portion of our goodwill and unamortized intangible assets in the fourth quarter of fiscal 2003. The carrying value of goodwill and unamortized intangible assets, which is subject to the transitional impairment test is approximately $906.2 million at June 30, 2003.

We may be responsible for payment of a substantial amount of U.S. federal income and other taxes upon certain events.

      In connection with Conexant’s spin-off of its wireless business prior to the Merger, Conexant sought and received a ruling from the Internal Revenue Service to the effect that certain transactions related to and including the spin-off qualified as a reorganization and as tax-free for U.S. federal income tax purposes. While the tax ruling generally is binding on the Internal Revenue Service, the continuing validity of the ruling is subject to certain factual representations and assumptions. In connection with the Merger we entered into a tax allocation agreement with Conexant that generally provides, among other things, that we will be responsible for certain taxes imposed on various persons (including Conexant) as a result of either:

•	the failure of certain spin-off transactions to qualify as a reorganization for U.S. federal income tax purposes, or

•	the failure of certain spin-off transactions to qualify as tax-free to Conexant for certain U.S. federal income tax purposes,

if such failure is attributable to certain actions or transactions by or in respect of Skyworks (including our subsidiaries) or our stockholders, such as the acquisition of stock of Skyworks by a third party at a time and in a manner that would cause such failure. In addition, the tax allocation agreement provides that we will be responsible for various other tax obligations and for compliance with various representations, statements, and conditions made in the course of obtaining the tax ruling referenced above and in connection with the tax allocation agreement. Our obligations under the tax allocation agreement have been limited by a letter agreement dated November 6, 2002 entered into in connection with our debt refinancing with Conexant. Nevertheless, if we do not carefully monitor our compliance with the requirements imposed as a result of the spin-off and related transactions and our responsibilities under the tax allocation agreement, we might inadvertently trigger an obligation to indemnify certain persons (including Conexant) pursuant to the tax allocation agreement or other obligations under such agreement. In addition, our indemnity obligations could discourage or prevent a third party from making a proposal to acquire Skyworks.

      If we were required to pay any of the taxes described above, the payment could be very substantial and have a material adverse effect on our business, financial condition, results of operations and cash flow.

      In addition, it is expected that the interest payments we are required to make on our $45 million principal amount of 15% convertible subordinated notes due June 30, 2005 originally issued to Conexant will not be deductible for tax purposes. Our inability to offset our interest expense from these notes against other income may increase our tax liability currently and in future years.

      Further, the terms of these senior subordinated notes require us to pay the principal due at the maturity date or upon certain acceleration events in a number of shares of our common stock equal to the principal due at such time divided by the applicable conversion price on such date. If the fair market value of our common stock on such date is less than the applicable conversion price, we may recognize cancellation of indebtedness income for tax purposes equal to the excess of the principal amount of these notes due at such time over the fair market value of the common stock issued by us to satisfy our obligations under these notes.

Certain provisions in our organizational documents and Delaware law may make it difficult for someone to acquire control of us.

      We have certain anti-takeover measures that may affect our common stock. Our certificate of incorporation, our by-laws and the Delaware General Corporation Law contain several provisions that would make more difficult an acquisition of control of us in a transaction not approved by our board of directors. Our certificate of incorporation and by-laws include provisions such as:

•	the division of our board of directors into three classes to be elected on a staggered basis, one class each year;

•	the ability of our board of directors to issue shares of preferred stock in one or more series without further authorization of stockholders;

•	a prohibition on stockholder action by written consent;

•	elimination of the right of stockholders to call a special meeting of stockholders;

•	a requirement that stockholders provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders;

•	a requirement that the affirmative vote of at least 66 2/3 percent of our shares be obtained to amend or repeal any provision of our by-laws or the provision of our certificate of incorporation relating to amendments to our by-laws;

•	a requirement that the affirmative vote of at least 80 percent of our shares be obtained to amend or repeal the provisions of our certificate of incorporation relating to the election and removal of directors, the classified board or the right to act by written consent;

•	a requirement that the affirmative vote of at least 80 percent of our shares be obtained for business combinations unless approved by a majority of the members of the board of directors and, in the event that the other party to the business combination is the beneficial owner of 5 percent or more of our shares, a majority of the members of board of directors in office prior to the time such other party became the beneficial owner of 5 percent or more of our shares;

•	a fair price provision; and

•	a requirement that the affirmative vote of at least 90 percent of our shares be obtained to amend or repeal the fair price provision.

      In addition to the provisions in our certificate of incorporation and by-laws, Section 203 of the Delaware General Corporation Law generally provides that a corporation shall not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder, unless a majority of the directors then in office approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder or specified stockholder approval requirements are met.

We may be liable for penalties under environmental laws, rules and regulations, which could adversely impact our business.

      We have used, and will continue to use, a variety of chemicals and compounds in manufacturing operations and have been and will continue to be subject to a wide range of environmental protection regulations in the United States. While we have not experienced any material adverse effect on our operations as a result of such regulations, we cannot assure you that current or future regulations would not have a material adverse effect on our business, financial condition and results of operations. Environmental regulations often require parties to fund remedial action regardless of fault. Consequently, it is often difficult to estimate the future impact of environmental matters, including potential liabilities. We cannot assure you that the amount of expense and capital expenditures that might be required to satisfy environmental liabilities, to complete remedial actions and to continue to comply with applicable environmental laws will not have a material adverse effect on our business, financial condition and results of operations.

Our stock price has been volatile and may fluctuate in the future.

      The trading price of our common stock may fluctuate significantly. This price may be influenced by many factors, including:

•	our performance and prospects;

•	the performance and prospects of our major customers;

•	the depth and liquidity of the market for our common stock;

•	investor perception of us and the industry in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	general financial and other market conditions; and

•	domestic and international economic conditions.

      Public stock markets have experienced, and are currently experiencing, extreme price and trading volume volatility, particularly in the technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

      In addition, fluctuations in our stock price and our price-to-earnings multiple may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction, particularly when viewed on a quarterly basis.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus (including any document incorporated by reference herein or therein) include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, that are subject to the “safe harbor” created by those sections. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements involve inherent risks and uncertainties, which are difficult to predict and many of which are beyond our control. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including those factors discussed in “Risk Factors” in this prospectus supplement and in the documents incorporated by reference herein. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

•	the failure to meet our expectations with respect to our future performance;

•	the cyclical nature of the wireless communications semiconductor industry and the markets addressed by our products and our customers’ products;

•	general economic and business conditions that adversely affect us or our suppliers, distributors or customers;

•	pricing pressures and other competitive factors;

•	demand for and market acceptance of new and existing products;

•	successful development of new products and the timing of new product introductions;

•	the availability and extent of utilization of manufacturing capacity and raw materials;

•	fluctuations in manufacturing yields;

•	complex and specialized manufacturing processes;

•	product obsolescence;

•	our ability to develop and implement new technologies and to obtain protection of the related intellectual property;

•	our ability to attract and retain qualified personnel;

•	our reliance on financial markets for future capital requirements;

•	our dependence on third parties for the manufacture, assembly and testing of our products and for the supply of raw materials;

•	the impact of new accounting policies;

•	our existing indebtedness and its effect on our cash flow;

•	the disproportionate impact of our business relationships with large customers and our reliance on international sales;

•	the uncertainties of litigation; and

•	other risks and uncertainties, including those set forth or incorporated in this prospectus supplement and the accompanying prospectus and those detailed from time to time in our filings with the SEC.

      You should read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made or incorporated by reference in this prospectus supplement and in the accompanying prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus supplement and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements for any reason, including to reflect changes in assumptions, the occurrence of unanticipated events or changes in future operating results over time.

USE OF PROCEEDS

      The proceeds to us from the sale of the shares of our common stock in this offering are expected to be approximately $102,200,000 (approximately $117,600,000 if the underwriter’s over-allotment option is exercised in full), after deducting the underwriter’s discounts and estimated offering expenses. We will use the net proceeds from this offering for general corporate purposes, which may include repayment or refinancing of existing indebtedness, acquisitions, investments, capital expenditures or repurchase of our capital stock. We may also invest the net proceeds temporarily in short-term securities until we use them for their ultimate purpose.

CAPITALIZATION

      The following table sets forth our capitalization at June 30, 2003, (i) on an actual basis and (ii) as adjusted to give effect to the issuance of 9,200,000 shares of our common stock in this offering at the public offering price of $11.50 per share, assuming that the underwriter does not exercise the over-allotment option. The as adjusted column gives effect to our receipt of the net proceeds of approximately $102,200,000 from the sale of 9,200,000 shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses. The outstanding share information in the table below does not include (i) 33.4 million shares issuable upon the exercise of stock options, (ii) 33.1 million shares issuable upon the conversion of our debt securities and (iii) 1.0 million shares issuable upon the exercise of a warrant, in each case as of June 30, 2003. The information set forth in the following table should be read in conjunction with and is qualified in its entirety by the audited and unaudited financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2003

	Actual	As Adjusted

	(In thousands)

	(unaudited)
Cash, cash equivalents and short-term investments	$65,223	$167,411

Short-term obligations(1)	$64	$64

Long-term obligations, less current portion(2)	275,000	275,000

Stockholders’ equity:
Preferred stock, no par value; 25,000 authorized; none issued and outstanding	0	0
Common stock, $0.25 par value, 525,000 authorized; 138,811 shares issued and outstanding, actual; 148,011 as adjusted	34,703	37,003
Additional paid-in capital	1,156,717	1,256,605
Accumulated deficit	(181,543)	(181,543)

Total equity	1,009,877	1,112,065

Total capitalization	$1,284,877	$1,387,065

(1)	Subsequent to June 30, 2003, we entered into a $50 million receivables financing credit facility with Wachovia Bank, National Association.

(2)	Consists of $230 million aggregate principal amount of 4.75 percent convertible subordinated notes due 2007, and $45 million principal amount of 15 percent convertible senior subordinated notes due June 30, 2005.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our common stock is listed on the Nasdaq National Market under the symbol “SWKS.” The following table provides, for the quarters indicated, the high and low sales prices per share on the Nasdaq National Market.

	Price Range

	High	Low

Fiscal Year Ended September 27, 2002
Third Quarter (beginning June 26, 2002)	$6.00	$4.71
Fourth Quarter	$6.00	$2.89
Fiscal Year Ending October 3, 2003
First Quarter	$12.73	$4.00
Second Quarter	$9.57	$5.96
Third Quarter	$8.10	$4.94
Fourth Quarter (through September 8, 2003)	$12.28	$6.52

      On September 8, 2003, the last sale price reported on the Nasdaq National Market for our common stock was $12.12 per share. As of September 8, 2003, there were approximately 44,374 holders of record of our common stock.

      Neither Skyworks nor its corporate predecessor, Alpha Industries, Inc., have paid cash dividends on common stock since an Alpha dividend that was made in fiscal 1986, and Skyworks does not anticipate paying cash dividends in the foreseeable future. Our expectation is to retain all of our earnings to finance future growth.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated September 9, 2003, we have agreed to sell to Credit Suisse First Boston LLC all of the shares of common stock.

      The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

      We have granted to the underwriter a 30-day option to purchase up to 1,380,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

      The underwriter proposes to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.216 per share. After the initial public offering, the underwriter may change the public offering price and concession and discount to broker/dealers.

      The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total

	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting Discounts and Commissions paid by us	$0.36	$0.36	$3,312,000	$3,808,800
Expenses payable by us	$0.03	$0.03	$300,000	$300,000

      We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 60 days after the public offering date set forth on the cover page of this prospectus supplement, except issuances of common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date of the underwriting agreement, grants of employee stock options pursuant to the terms of our stock option or equity incentive plans, issuances of common stock pursuant to the exercise of such options or issuances of common stock pursuant to our employee stock purchase or other similar plan.

      Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC, for a period of 60 days after the public offering date set forth on the cover page of this prospectus supplement, except that such officers and directors may sell shares purchased by such officers and directors in the open market, and may transfer shares to a family member or trust, provided such transferee agrees to be bound by the foregoing.

      We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

      The shares of common stock have been approved for listing on the Nasdaq Stock Market’s National Market, subject to official notice of issuance, under the symbol “SWKS”.

      In the ordinary course of business, Credit Suisse First Boston LLC and its affiliates have provided and may in the future provide financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees.

      In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriter, or selling group members, if any, participating in this offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

      By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action — Ontario Purchasers Only

      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

      All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

      Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

      The validity of the common stock offered hereby will be passed on for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. The underwriter has been represented by Cravath, Swaine & Moore LLP, New York, New York.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF COMMON STOCK

      The following is a general discussion of material U.S. federal tax consequences relating to the ownership and disposition of our common stock by a Non-U.S. Holder. A “Non-U.S. Holder” is a foreign corporation, a nonresident alien individual, a foreign partnership, any foreign estate or trust, or a foreign branch of a U.S. person that furnishes an intermediary withholding certificate identifying it as an intermediary of a foreign person or payee, as these terms are defined in the Internal Revenue Code of 1986, as amended (the “Code”). The following discussion is based on (1) the Code, (2) the U.S. Treasury Regulations (“Treasury Regulations”) issued under the Code and (3) administrative and judicial interpretations of the Code and Treasury Regulations, each as in effect and available on the date of this prospectus. The Code, Treasury Regulations, and interpretations, however, may change at any time, and any change could be retroactive to the date of this prospectus.

      We do not address all of the tax consequences that may be relevant to a holder of our common stock. Except as specifically noted, this description addresses only U.S. federal tax considerations to Non-U.S. Holders that are initial purchasers of our common stock and that will hold our common stock as capital assets, as defined in the Code. We do not address any tax consequences to:

•	holders of our common stock that may be subject to special tax treatment such as financial institutions, real estate investment trusts, tax-exempt organizations, regulated investment companies, insurance companies, and brokers and dealers or traders in securities or currencies;

•	persons who acquired our common stock through an exercise of employee stock options or rights or otherwise as compensation;

•	persons whose functional currency is not the U.S. dollar; and

•	persons that hold or will hold our common stock as part of a position in a straddle or as part of a hedging or conversion transaction.

      Further, we do not address any state, local or foreign tax consequences relating to the ownership and disposition of our common stock.

      If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners in a partnership holding our common stock should consult with their own tax advisors.

      Prospective investors are advised to consult with their own tax advisors regarding the U.S. federal tax consequences relating to the ownership and disposition of our common stock as well as the effect of any state, local or foreign tax laws.

Dividends

      Generally, dividends paid to a Non-U.S. Holder will be subject to withholding tax at a 30% rate or whatever lower rate as may be specified by an applicable tax treaty. A Non-U.S. Holder must file the appropriate forms to obtain the benefit of an applicable tax treaty. In general, a Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service (the “IRS”).

      Except as may be otherwise provided in an applicable tax treaty, a Non-U.S. Holder will be subject to U.S. federal income tax in the same manner as if it were a U.S. person on dividends that are effectively connected with the conduct of a trade or business of that Non-U.S. Holder within the U.S. and these dividends will not be subject to the withholding tax described above. If the Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax at a 30 percent rate unless it qualifies for a lower rate under an applicable tax treaty. Non-U.S. Holders are required to file prescribed forms with the withholding agent in order to establish an exemption from withholding based on income being effectively connected with a U.S. trade or business.

Sale or Exchange of Common Shares

      Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized on the sale or exchange of our common stock unless:

•	the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder within the U.S., in which case, the branch profits tax described above under “Dividends” may also apply if the holder is a foreign corporation;

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale or exchange and meets other necessary conditions;

•	the Non-U.S. Holder is subject to tax under the provisions of the U.S. federal tax law applicable to certain U.S. expatriates; or

•	we are or have been during some periods a “U.S. real property holding corporation” for U.S. federal income tax purposes and, assuming the common stock is “regularly traded on an established securities market” for U.S. federal tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of the disposition, or any shorter period that shares were held, more than 5% of our common stock. We believe that we will not be treated as a U.S. real property holding corporation.

Federal Estate Taxes

      Unless an applicable estate tax treaty provides otherwise, common stock that is held by an individual who at the time of death is not a citizen or resident of the U.S. generally will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to estate tax.

Information Reporting and Backup Withholding

      Under Treasury Regulations, we must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such Non-U.S. Holder and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides.

      The gross amount of dividends paid to a Non-U.S. Holder that fails to certify its Non-U.S. Holder status in accordance with applicable Treasury Regulations generally will be reduced by backup withholding. The information reporting and backup withholding rules generally do not apply to payments made to corporations, whether domestic or foreign.

      The payment of the proceeds of the disposition of our common stock by a Non-U.S. Holder to or through the U.S. office of a broker generally will be reported to the IRS and reduced by backup withholding unless the Non-U.S. Holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. The payment of the proceeds on the disposition of our common stock by a Non-U.S. Holder to or through a non-U.S. office of a broker generally will not be reduced by backup withholding or reported to the IRS. If, however, the broker is a U.S. person or has certain enumerated connections with the U.S., the proceeds from such disposition generally will be reported to the IRS (but not reduced by backup withholding) unless certain conditions are met.

      Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

      The foregoing discussion is included for general information only. Each prospective purchaser is urged to consult his tax advisor with respect to the U.S. federal income tax and federal estate tax consequences of the ownership and disposition of our common stock, including the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

EXPERTS

      The consolidated financial statements of Skyworks Solutions, Inc. as of and for the year ended September 27, 2002 have been incorporated by reference in the accompanying prospectus in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference therein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Alpha Industries, Inc. and subsidiaries as of March 31, 2002 and April 1, 2001, and for each of the years in the three-year period ended March 31, 2002 contained in the Annual Report on Form 10-K of Alpha Industries, Inc. for the fiscal year ended March 31, 2002, have been incorporated by reference in the accompanying prospectus in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference therein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements and the related financial statement schedule of Skyworks Solutions, Inc. (formerly the consolidated financial statements of the wireless communications business of Conexant Systems, Inc.) as of September 30, 2001, and for the years ended September 30, 2001 and 2000, incorporated by reference in the accompanying prospectus from the Annual Report of Skyworks Solutions, Inc. on Form 10-K for the fiscal year ended September 27, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated therein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. We incorporate by reference in this prospectus supplement the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended September 27, 2002;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 27, 2002, March 28, 2003, and June 27, 2003;

•	the Audited Consolidated Financial Statements of Alpha Industries, Inc. and the notes thereto contained on pages 27 through 50 of the Annual Report on Form 10-K of Alpha Industries, Inc. for the fiscal year ended March 31, 2002 filed with the SEC on July 1, 2002;

•	our Current Report on Form 8-K dated November 5, 2002 and filed with the SEC on November 6, 2002, our Current Report on Form 8-K dated November 6, 2002 and filed with the SEC on November 8, 2002, and the amendment to our Current Report on Form 8-K dated November 8, 2003 and filed with the SEC on November 12, 2002; and

•	the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on May 29, 1998, including any amendments or reports filed for the purpose of updating the description.

      Current Reports on Form 8-K or portions thereof containing only Regulation FD or Regulation G disclosure furnished under Item 9 or 12 of Form 8-K are not incorporated herein by reference.

      All documents and reports filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K or portions thereof containing only Regulation FD or Regulation G disclosure furnished under Item 9 or 12 of Form 8-K, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

SKYWORKS SOLUTIONS, INC.

$250,000,000

Common Stock

Preferred Stock
Subordinated Debt Securities
Senior Debt Securities
Warrants

         This prospectus relates to common stock, preferred stock, subordinated debt securities, senior debt securities and warrants that we may sell from time to time in one or more offerings up to an aggregate initial public offering price of $250,000,000 (or its equivalent in foreign or composite currencies) on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

      Our common stock is traded on the Nasdaq National Market under the symbol “SWKS.” Each prospectus supplement to this prospectus will contain information, where applicable, as to any other listing on any national securities exchange or The Nasdaq Stock Market of the securities covered by such prospectus supplement.

      These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

      Investing in our securities involves a high degree of risk. See “Risk Factors” on page 1 of this prospectus. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.” You should review that section of the prospectus supplement for a discussion of matters that investors in our securities should consider.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 11, 2003.

ABOUT THIS PROSPECTUS	1
ABOUT SKYWORKS SOLUTIONS	1
RISK FACTORS	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
USE OF PROCEEDS	4
RATIO OF EARNINGS TO FIXED CHARGES	4
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK	5
DESCRIPTION OF DEBT SECURITIES	9
DESCRIPTION OF WARRANTS	18
PLAN OF DISTRIBUTION	20
LEGAL MATTERS	22
EXPERTS	22
WHERE YOU CAN FIND MORE INFORMATION	22

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS CURRENT ONLY AS OF THE DATE ON THE FRONT OF THESE DOCUMENTS.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total public offering price of $250,000,000 (or its equivalent in foreign or composite currencies). This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision.

      Unless the context otherwise requires, in this prospectus, “Skyworks,” “the Company,” “we,” “us” and “our” refer to Skyworks Solutions, Inc. and its subsidiaries.

ABOUT SKYWORKS SOLUTIONS

      We are a leading wireless semiconductor company focused on providing front-end modules, radio frequency (RF) subsystems, semiconductor components and complete system solutions to wireless handset and infrastructure customers worldwide. We offer a comprehensive family of components and RF subsystems, and also provide complete antenna-to-microphone semiconductor solutions that support advanced 2.5G and 3G services.

      We were formed through the merger of the wireless communications business of Conexant Systems, Inc. with and into Alpha Industries, Inc. on June 25, 2002. Following the merger, Alpha Industries, Inc. changed its corporate name to Skyworks Solutions, Inc. Our principal executive offices are located at 20 Sylvan Road, Woburn, Massachusetts 01801 and our telephone number is (781) 376-3000. We are headquartered in Woburn, Massachusetts, and have executive offices in Irvine, California. We have design, engineering, manufacturing, marketing, sales and service facilities throughout North America, Europe and the Asia/ Pacific region. Our Internet address is www.skyworksinc.com. We make available on our Internet website free of charge a link to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as practicable after we electronically file such material with the SEC. The information contained on our website is not incorporated by reference in this prospectus.

RISK FACTORS

      The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of the risks applicable to an investment in Skyworks and to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Certain Business Risks” included in our Annual Report on Form 10-K for the year ended September 27, 2002, and our subsequent Form 10-Q’s, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and any accompanying prospectus supplement (including any document incorporated by reference herein or therein) include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, that are subject to the “safe harbor” created by those sections. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements involve inherent risks and uncertainties, which are difficult to predict and many of which are beyond our control. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including those factors discussed in “Risk Factors” in any prospectus supplement and in the documents incorporated by reference herein or therein. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

•	the failure to meet our expectations with respect to our future performance;

•	the cyclical nature of the wireless communications semiconductor industry and the markets addressed by our products and our customers’ products;

•	general economic and business conditions that adversely affect us or our suppliers, distributors or customers;

•	pricing pressures and other competitive factors;

•	demand for and market acceptance of new and existing products;

•	successful development of new products and the timing of new product introductions;

•	the availability and extent of utilization of manufacturing capacity and raw materials;

•	fluctuations in manufacturing yields;

•	complex and specialized manufacturing processes;

•	product obsolescence;

•	our ability to develop and implement new technologies and to obtain protection of the related intellectual property;

•	our ability to attract and retain qualified personnel;

•	our reliance on financial markets for future capital requirements;

•	our dependence on third parties for the manufacture, assembly and testing of our products and for the supply of raw materials;

•	the impact of new accounting policies;

•	our existing indebtedness and its effect on our cash flow;

•	the disproportionate impact of our business relationships with large customers and our reliance on international sales;

•	the uncertainties of litigation; and

•	other risks and uncertainties, including those set forth or incorporated in this prospectus and those detailed from time to time in our filings with the SEC.

      You should read this prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein and therein completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made or incorporated by reference in this prospectus and in any accompanying prospectus supplement are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, or the related prospectus supplement, as applicable, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events or changes in future operating results over time.

USE OF PROCEEDS

      Unless we tell you otherwise in a prospectus supplement, we will use the net proceeds from the sale of these securities for general corporate purposes, which may include repayment or refinancing of existing indebtedness, acquisitions, investments, capital expenditures, repurchase of our capital stock and for any other purposes that we may specify in any prospectus supplement. We may also invest the net proceeds temporarily in short-term securities until we use them for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

      As of the date of this prospectus, we have no preferred stock outstanding. Accordingly, no ratio of earnings to fixed changes and preferred dividends is presented in this prospectus.

      Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months	Fiscal Year Ended September 30,
	Ended June 27,
	2003	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges	(1)	(1)	(1)	(1)	(1)	(1)

(1)	During each of these periods, our earnings were less than our fixed changes. The amount of such deficiency was approximately $10 million for the nine months ended June 27, 2003, and $256 million, $317 million, $65 million, $13 million and $42 million for fiscal years 2002, 2001, 2000, 1999 and 1998, respectively.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

      The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities but is not complete. For the complete terms of our common stock and preferred stock, please refer to our Restated Certificate of Incorporation, as amended, or our Certificate of Incorporation, and our Second Amended and Restated By-laws, or our By-laws, that are incorporated by reference into the registration statement which includes this prospectus and, with respect to preferred stock, the certificate of designation which will be filed with the SEC for each series of preferred stock we may designate, if any.

      We will describe in a prospectus supplement the specific terms of any common stock or preferred stock we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such common stock or preferred stock may differ from the terms described below.

      We have 550,000,000 shares of capital stock authorized under our Certificate of Incorporation, consisting of 525,000,000 shares of common stock and 25,000,000 shares of preferred stock. As of July 25, 2003, we had 138,872,071 shares of common stock outstanding and no shares of preferred stock outstanding. The authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

      Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or declared and set aside.

      In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

      Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

      Our Certificate of Incorporation provides that, unless otherwise determined by our board of directors, no holder of common stock will have any preemptive right to purchase or subscribe for any stock of any class which we may issue or sell.

      Our common stock is listed on the Nasdaq National Market under the symbol “SWKS.” American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. Its address is 59 Maiden Lane, New York, NY 10038, and its telephone number is (800) 937-5449.

Preferred Stock

      Our Certificate of Incorporation permits us to issue up to 25,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. The designation, powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);

•	whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

•	the dates on which dividends, if any, shall be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Skyworks;

•	whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of Skyworks or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of shares of the series, provided that no share of preferred stock of any series will be entitled to more than one vote per share of preferred stock.

      Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Certain Provisions in our Certificate of Incorporation and By-laws

      The following is a summary of certain provisions of Delaware law, our Certificate of Incorporation and our By-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our Certificate of Incorporation and By-laws.

      Our Certificate of Incorporation and By-laws contain various provisions intended to promote the stability of our stockholder base and render more difficult certain unsolicited or hostile attempts to take us over that could disrupt Skyworks, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business.

      Pursuant to our Certificate of Incorporation, the number of directors is fixed by our board of directors. Our directors are divided into three classes, each class to serve a three year term and to consist as nearly as possible of one third of the directors. Pursuant to our By-laws, directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast.

      Our Certificate of Incorporation contains a fair price provision pursuant to which a business combination (including, among other things, a merger or consolidation) between us and a related person (as defined in our Certificate of Incorporation) requires approval by the affirmative vote of the holders of at least 90% of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the business combination is approved by a majority of the continuing directors (as defined in our Certificate of Incorporation) and certain fair price criteria and procedural requirements specified in the fair price provision are met. If the business combination does not involve any cash or other property being received by our stockholders, then the fair price criteria discussed below would not apply, and only approval by a majority of the continuing directors would be required.

      Under the fair price provision, the fair price criteria that must be satisfied to avoid the 90% stockholder voting requirement include the requirement that the consideration paid to our stockholders in a business combination be either cash or the same form of consideration used by the related person in acquiring its beneficial ownership of the largest number of shares of our capital stock acquired by the related person. The related person would be required to meet the fair price criteria with respect to each class of our capital stock entitled to vote generally in the election of directors, whether or not the related person beneficially owned shares of that class prior to proposing the business combination.

      Under the fair price provision, even if the foregoing fair price criteria are met, the following procedural requirements must be met if the business combination is not to require approval by the holders of at least 90% of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

•	after the related person had become a related person and before the consummation of such business combination, (1) we must not have failed to declare and pay full quarterly dividends on any of our outstanding preferred stock, reduced the annual rate of dividends paid on our common stock or failed to increase such annual rate of dividends as necessary to reflect any reclassification, recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of our common stock, unless such failure, reduction or reclassification was approved by a majority of the continuing directors and (2) the related person must not have acquired any newly issued shares of our capital stock entitled to vote generally in the election of directors, directly or indirectly, from us, except as part of the transaction which results in such related person becoming a related person;

•	the related person must not have received, directly or indirectly (other than proportionately as a stockholder), at any time after becoming a related person, the benefit of any loans, advances, guarantees, pledges or other financial assistance or any tax advantages provided by us; and

•	a proxy or information statement describing the proposed business combination and complying with the requirements of the Exchange Act must have been mailed to all of our stockholders at least 30 days prior to the consummation of the business combination and such proxy or information statement must have contained a recommendation as to the advisability or inadvisability of the business combination which any of the continuing directors may have furnished in writing to the board of directors.

      Our Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to approve a business combination (including, among other things, a merger, consolidation or sale of all or substantially all of our assets) that has not been approved by a majority of the members of the board of directors in office prior to the time the other party to the business combination became the beneficial owner of 5% or more of the shares of Skyworks entitled to vote for the election of directors.

      Our By-laws provide that a special meeting of stockholders may be called only by a resolution adopted by a majority of the entire board of directors. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. In addition, our Certificate of Incorporation provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. Our By-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

      Our Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to amend or repeal any provision of our By-laws, amend or repeal the provision of our Certificate of Incorporation relating to amendments to our By-laws or adopt any provision inconsistent with such provisions.

      Our Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to amend or repeal the provisions of our Certificate of Incorporation relating to the election of directors, the classified board or the right to act by written consent or adopt any provision inconsistent with such provisions.

      Our Certificate of Incorporation requires the affirmative vote of the holders of at least 90% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to amend or repeal the fair price provision of our Certificate of Incorporation or adopt any provision inconsistent with such provision.

      Under the business combination provision discussed above, our Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to amend, revise or revoke the business combination provision.

      We are also subject to a Delaware statute regulating “business combinations,” defined to include a broad range of transactions, between Delaware corporations and “interested stockholders,” defined as persons who have acquired at least 15% of a corporation’s stock. Under such statute, a corporation may not engage in any business combination with any interested stockholder for a period of three years after the date such person became an interested stockholder unless certain conditions are satisfied. The statute contains provisions enabling a corporation to avoid the statute’s restrictions. We have not sought to “elect out” of the statute. Therefore, the restrictions imposed by such statute will apply to us.

DESCRIPTION OF DEBT SECURITIES

General

      The debt securities that we may issue will constitute debentures, notes, bonds or other evidences of indebtedness of Skyworks, to be issued in one or more series, which may include senior debt securities, subordinated debt securities and senior subordinated debt securities. The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.

      In this description of the debt securities, the terms “Skyworks,” “we,” “us” and “our” refer to Skyworks Solutions, Inc. and do not include its subsidiaries, except for purposes of financial data determined on a consolidated basis. Debt securities that we may issue will be issued under the indenture between us and The Bank of New York, as trustee. This prospectus refers to The Bank of New York as the trustee. We have filed the form of the indenture as an exhibit to the registration statement of which this prospectus is a part. If we enter into any indenture supplement, we will file a copy of that supplement with the SEC.

      THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE INDENTURE. IT DOES NOT RESTATE THE INDENTURE IN ITS ENTIRETY. THE INDENTURE IS GOVERNED BY THE TRUST INDENTURE ACT OF 1939. THE TERMS OF THE DEBT SECURITIES INCLUDE THOSE STATED IN THE INDENTURE AND THOSE MADE PART OF THE INDENTURE BY REFERENCE TO THE TRUST INDENTURE ACT. WE URGE YOU TO READ THE INDENTURE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES YOUR RIGHTS AS A HOLDER OF THE DEBT SECURITIES.

      The indenture contains no covenant or provision which affords debt holders protection in the event of a highly leveraged transaction.

      Unless otherwise set forth in an indenture supplement and described in a prospectus supplement, our subsidiaries will have no direct obligation to pay amounts due on the debt securities. The debt securities effectively will be subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including our receivables financing program with Wachovia Bank, N.A. Such indebtedness would effectively rank senior to the debt securities. The indenture permits us and our subsidiaries to incur substantial amounts of additional indebtedness and other liabilities. Any rights of Skyworks and our creditors, including the holders of debt securities, to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary’s creditors, including trade creditors, and the holders of any preferred stock of that subsidiary.

Information You Will Find In The Prospectus Supplement

      The indenture provides that we may issue debt securities from time to time in one or more series and that we may denominate the debt securities and make them payable in foreign currencies. The indenture does not limit the aggregate principal amount of debt securities that can be issued thereunder. The prospectus supplement for a series of debt securities will provide information relating to the terms of the series of debt securities being offered, which may include:

•	the title and denominations of the debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series;

•	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable or the method of determination thereof;

•	the interest rate or rates (which may be fixed or variable) on the debt securities of the series (if any) or the method of determining such rate or rates;

•	the interest payment dates for the series of debt securities or the method by which such date will be determined, the terms of any deferral of interest and any right of ours to extend the interest payments periods;

•	the place or places where the principal and interest on the series of debt securities will be payable;

•	the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•	our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or at the option of the holders and the terms of any such redemption, purchase, or repayment;

•	the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other securities, including, among other things, the initial conversion or exchange price or rate and the conversion or exchange period;

•	if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or formula, the manner in which such amounts will be determined;

•	any changes or additions to the provisions of the indenture dealing with defeasance, including any additional covenants that may be subject to our covenant defeasance option;

•	the currency or currencies in which payment of the principal and premium, if any, and interest with respect to debt securities of the series will be payable;

•	the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration or provable in bankruptcy;

•	whether the debt securities of the series will be secured or guaranteed and, if so, on what terms;

•	any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare acceleration;

•	any trustees, authenticating or paying agents, transfer agents or registrars;

•	the applicability of, and any addition to or change in, the covenants currently set forth in the indenture or in the terms relating to permitted consolidations, mergers, or sales of assets;

•	the subordination, if any, of the debt securities of the series and terms of the subordination; and

•	any other terms of the debt securities of the series which are not prohibited by the indenture.

      Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities and the prospectus supplement. Holders of registered debt securities may present debt securities for transfer in the manner, at the places, and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide these services without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture and the applicable indenture supplement. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

Senior Debt

      We may issue the senior debt securities under the indenture and any coupons that will constitute part of our senior debt. Unless otherwise set forth in the applicable indenture supplement and described in a prospectus supplement, the senior debt securities will be senior unsecured obligations, ranking equally with all of our existing and future senior unsecured debt. The senior debt securities will be senior to all of our subordinated debt and junior to any secured debt we may incur as to the assets securing such debt.

Subordinated Debt

      We may issue subordinated debt securities under the indenture and any coupons that will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture and the applicable indenture supplement, to all of our “senior indebtedness.” “Senior indebtedness” includes our obligations and obligations guaranteed or assumed by us for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, in each case, identified by our board of directors as senior indebtedness. “Senior indebtedness” does not include the subordinated debt securities, including senior subordinated debt securities, or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness.

      In general, the holders of all senior indebtedness are entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities upon the occurrence of certain events. These events include:

•	any insolvency, bankruptcy, receivership, liquidation, dissolution, reorganization or other similar proceedings which concern us or a substantial part of our property;

•	except as provided in the indenture, any default on the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness has not been paid within the applicable grace period;

•	any other default on senior indebtedness occurs and the maturity of such senior indebtedness is accelerated in accordance with its terms, and unless either (a) such default shall have been cured or waived and any such acceleration shall have been rescinded or (b) such senior indebtedness shall have been paid in full; and

•	the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default contained in the indenture.

      If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Senior Subordinated Debt

      We may issue the senior subordinated debt securities under the indenture and any coupons that will constitute part of our senior subordinated debt. These senior subordinated debt securities will be, to the extent and in the manner set forth in the indenture, subordinate and junior in right of payment to all of our “senior indebtedness” and senior to our other subordinated debt. See the discussions above under “— Senior Debt” and “— Subordinated Debt” for a more detailed explanation of our senior and subordinated indebtedness.

Interest Rate

      Debt securities that bear interest will do so at a fixed rate or a floating rate. We may sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate. The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to:

•	any discounted debt securities; and

•	any debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.

Registered Global Securities

      We may issue registered debt securities of a series in the form of one or more fully registered global securities. We will deposit the registered global security with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series. The global security or global securities will represent and will be in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; and

•	by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

      The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement concerning any portion of that series of debt securities to be represented by a registered global security. We anticipate that the following provisions will generally apply to all depositary arrangements.

      Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depositary. These persons are referred to as “participants.” Any underwriters, agents or debtors participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depositary for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

      The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in global securities.

      So long as the depositary, or its nominee, is the registered owner of a registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	may not have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

•	will not be considered the owners or holders of debt securities represented by a registered global security under the indenture.

      Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interests, to exercise any rights of a holder under the indenture applicable to the registered global security.

      We understand that, under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

Payment Of Interest On And Principal Of Registered Global Securities

      We will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the registered global security. None of Skyworks, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security;

•	maintaining, supervising, or reviewing any records relating to beneficial ownership interests;

•	the payments to beneficial owners of the global security of amounts paid to the depositary or its nominee; or

•	any other matter relating to the actions and practices of the depositary, its nominee or any of its participants.

      We expect that the depositary, upon receipt of any payment of principal, premium or interest in respect of the global security, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of participants.

Exchange Of Registered Global Securities

      We may issue debt securities in definitive form in exchange for the registered global security if both of the following occur:

•	the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act; and

•	we do not appoint a successor depositary within 90 days.

      In addition, we may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, we will issue debt securities of that series in definitive form in exchange for all of the registered global security or securities representing those debt securities.

Covenants By Skyworks

      The indenture includes covenants by us, including among other things that we will make all payments of principal and interest at the times and places required. The supplemental indenture with respect to each series of debt securities may contain additional covenants, including covenants which could restrict our right and our subsidiaries’ right to incur additional indebtedness or liens and to take certain actions with respect to their respective businesses and assets.

Events Of Default

      Unless otherwise indicated in the applicable prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued under the indenture:

(a) failure to pay when due any interest on any debt security of that series, continued for 30 days;

(b) failure to pay when due principal of, or premium, if any, on, any debt security of that series;

(c) default in the payment of any sinking fund installment with respect to any debt security of that series when due and payable;

(d) failure to comply with the restrictive covenant prohibiting us from engaging in certain consolidations, mergers, or transfers of all or substantially all of our assets;

(e) failure to perform any other covenant or agreement of ours under the indenture or the supplemental indenture with respect to that series or the debt securities of that series, continued for 60 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to which the covenant or agreement relates;

(f) certain events of bankruptcy, insolvency or similar proceedings affecting us; and

(g) any other event of default specified in any supplemental indenture under which such series of debt securities are issued.

      Except as to certain events of bankruptcy, insolvency or similar proceedings affecting us and except as provided in the applicable prospectus supplement, if any event of default shall occur and be continuing with respect to any series of debt securities under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series may accelerate the maturity of all debt securities of such series. Upon certain events of bankruptcy, insolvency or similar proceedings affecting us, the principal, premium, if any, and interest on all debt securities of each series shall be immediately due and payable.

      After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of each affected series of debt securities may waive all defaults with respect to such series and rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured, waived or otherwise remedied.

      No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder shall have previously given to the trustee written notice of a continuing event of default and the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request and offered indemnity satisfactory to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and premium, if any, or interest on such debt security on or after the respective due dates expressed in such debt security.

Supplemental Indentures

      We and the trustee may, at any time and from time to time, without notice to or consent of any holders of debt securities, enter into one or more indentures supplemental to the indenture, among other things:

•	to add guarantees to or secure any series of debt securities;

•	to provide for the succession of another person pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of our covenants, agreements, and obligations, or to otherwise comply with the provisions of the indenture relating to consolidations, mergers, and sales of assets;

•	to surrender any right or power conferred upon us under the indenture or to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities;

•	to cure any ambiguity or to correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein;

•	to modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;

•	to add to or change any of the provisions of the indenture to change or eliminate any restriction on the payment of principal or premium with respect to debt securities so long as any such action does not adversely affect the interests of the holders of debt securities of any series in any material respect;

•	in the case of subordinated debt securities, to make any change in the provisions relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions (but only if such holder of senior indebtedness consents to such a change);

•	to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination not otherwise permitted under the indenture shall not apply to any debt securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision;

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee;

•	to establish the form or terms of debt securities of any series; and

•	to make any change that does not adversely affect the interests of the holders of debt securities.

      With the consent of the holders of at least a majority in principal amount of debt securities of each series affected by such supplemental indenture (voting as one class), we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of debt securities of each such series.

      Notwithstanding our rights and the rights of the trustee to enter into one or more supplemental indentures with the consent of the holders of debt securities of the affected series as described above, no such supplemental indenture shall, without the consent of the holder of each outstanding debt security of the affected series, among other things:

•	extend the final maturity of the principal of, or any installment of interest on, any debt securities;

•	reduce the principal amount of any debt securities or the rate of interest on any debt securities;

•	change the currency in which any debt securities are payable;

•	release any security interest that may have been granted with respect to such debt securities;

•	impair the right of the holders to conduct a proceeding for any remedy available to the trustee;

•	reduce the percentage in principal amount of any series of debt securities whose holders must consent to an amendment;

•	reduce any premium payable upon the redemption of any debt securities or change the time at which any debt security may be redeemed; or

•	make any change that adversely affects the relative rights of holders of subordinated debt securities with respect to senior debt securities.

Satisfaction And Discharge Of The Indenture; Defeasance

      To the extent set forth in a supplemental indenture with respect to any series of debt securities, we, at our election, may discharge the indenture and the indenture shall generally cease to be of any further effect with respect to that series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions) or (b) all debt securities of that series not previously delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee the entire amount sufficient to pay at maturity or upon redemption all such debt securities.

      In addition, we have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

      We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities of a series only if we irrevocably deposit in trust with the trustee cash or U.S. government obligations (as defined in the indenture) for the payment of principal, premium, if any, and interest with respect to such debt securities to maturity or redemption, as the case may be. In addition, to exercise either of our defeasance options, we must comply with certain other conditions, including the delivery to the trustee of an opinion of counsel to the effect that the holders of debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling from the Internal Revenue Service or other change in applicable Federal income tax law).

      The trustee will hold in trust the cash or U.S. government obligations deposited with it as described above and will apply the deposited cash and the proceeds from deposited U.S. government obligations to the payment of principal, premium, if any, and interest with respect to the debt securities of the defeased series. In the case of subordinated debt securities, the money and U.S. government obligations held in trust will not be subject to the subordination provisions of the indenture.

Mergers, Consolidations And Certain Sales Of Assets

      We may not

•	consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into us in a transaction in which we are not the surviving entity, or

•	transfer, lease or dispose of all or substantially all of our assets to any other person or entity unless:

•	the resulting, surviving or transferee entity shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and such resulting, surviving or transferee entity shall expressly assume, by supplemental indenture, executed and delivered in form satisfactory to the trustee, all of our obligations under the debt securities and the indenture;

•	immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee entity as a result of such transaction as having been incurred by such entity at the time of such transaction), no default or event of default would occur or be continuing; and

•	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Governing Law

      The indenture and the debt securities will be governed by the laws of the State of New York.

No Personal Liability Of Directors, Officers, Employees And Stockholders

      No director, officer, incorporator or stockholder of Skyworks, as such, shall have any liability for any obligations of Skyworks under the debt securities or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its status as director, officer, incorporator or stockholder of Skyworks. By accepting a debt security, each holder waives and releases all such liability, but only such liability. The waiver and release are part of the consideration for issuance of the debt securities. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the SEC that such a waiver is against public policy.

Conversion Or Exchange Rights

      Any debt securities offered hereby may be convertible into or exchangeable for shares of our equity or other securities. The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement. Such terms may include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or that of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of such debt securities.

Concerning The Trustee

      The indenture provides that there may be more than one trustee with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under a supplemental indenture separate and apart from the trust administered by any other trustee under such indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by the trustee only with respect to the one or more series of debt securities for which it is the trustee under an indenture. Any trustee under the indenture or a supplemental indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to such series at an office designated by the trustee in New York, New York.

      The indenture contains limitations on the right of the trustee, should it become a creditor of Skyworks, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions; however, if it acquires any conflicting interest relating to any duties with respect to the debt securities it must eliminate the conflict or resign as trustee.

      The initial trustee is one of a number of banks with which we and our subsidiaries may maintain ordinary banking relationships and with which we and our subsidiaries may maintain credit facilities.

Limitations On Issuance Of Bearer Debt Securities

      Debt securities in bearer form are subject to special U.S. tax requirements and may not be offered, sold, or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Investors should consult the relevant prospectus supplement in the event that bearer debt securities are issued for special procedures and restrictions that will apply to such an offering.

DESCRIPTION OF WARRANTS

      We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. Securities warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of securities warrants or beneficial owners of securities warrants. This summary of some provisions of the securities warrants is not complete. You should refer to the securities warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. That securities warrant agreement, together with the terms of securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific securities warrants.

      The particular terms of any issue of securities warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

      The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

      Securities warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Securities warrants will be issued in registered form only.

      Each securities warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.

      After the close of business on the expiration date, unexercised securities warrants will become void. We will specify the place or places where, and the manner in which, securities warrants may be exercised in the applicable prospectus supplement.

      Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

      Prior to the exercise of any securities warrants to purchase debt securities, preferred stock or common stock, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including (i) in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture, or (ii) in the case of securities warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

PLAN OF DISTRIBUTION

      We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering of those securities, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

      If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

      If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

      The securities may be sold directly by us or through agents we designate from time to time at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

      Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

      Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.

      If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of such contracts.

      Each series of securities will be a new issue of securities and will have no established trading market (other than our common stock). Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on Nasdaq, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on Nasdaq.

LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriter(s), dealer(s) or agents by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

      The consolidated financial statements of Skyworks Solutions, Inc. as of and for the year ended September 27, 2002 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Alpha Industries, Inc. and subsidiaries as of March 31, 2002 and April 1, 2001, and for each of the years in the three-year period ended March 31, 2002 contained in the Annual Report on Form 10-K of Alpha Industries, Inc. for the fiscal year ended March 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements and the related financial statement schedule of Skyworks Solutions, Inc. (formerly the consolidated financial statements of the wireless communications business of Conexant Systems, Inc.) as of September 30, 2001, and for the years ended September 30, 2001 and 2000, incorporated by reference herein from the Annual Report of Skyworks Solutions, Inc. on Form 10-K for the fiscal year ended September 27, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information filed by us at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 “K” Street, Washington, D.C. 20006.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

      The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference in this prospectus the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended September 27, 2002, including those portions incorporated by reference therein of our definitive proxy materials on Schedule 14A as filed with the SEC on January 24, 2003;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 27, 2002, March 28, 2003, and June 27, 2003;

•	the Audited Consolidated Financial Statements of Alpha Industries, Inc. and the notes thereto contained on pages 27 through 50 of the Annual Report on Form 10-K of Alpha Industries, Inc. for the fiscal year ended March 31, 2002 filed with the SEC on July 1, 2002;

•	our Current Report on Form 8-K, filed with the SEC on November 6, 2002, our Current Report on Form 8-K, filed with the SEC on November 8, 2002, and the amendment thereto, filed with the SEC on November 12, 2002, and our additional Current Report on Form 8-K, filed with the SEC on November 8, 2002; and

•	the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on May 29, 1998, including any amendments or reports filed for the purpose of updating the description.

      Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Item 9 or 12 of Form 8-K are not incorporated herein by reference.

      All documents and reports filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Item 9 or 12 of Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document. Requests for such documents should be addressed in writing or by telephone to:

Skyworks Solutions, Inc.

20 Sylvan Road
Woburn, MA 01801
Attention: Investor Relations
949-231-4700

      You should rely only on the information contained in this prospectus, any prospectus supplement or any document to which we have referred you. We have not authorized anyone else to provide you with information that is different. This prospectus and any prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus or any prospectus supplement is current only as of the date on the front of these documents.